EXHIBIT 11

                   Premier Exhibitions, Inc. and Subsidiaries
                   Computation of Net Income (Loss) Per Share
                                   (Unaudited)


                                                                    Three months
                                                                    ended May 31,
                                                          -----------------------------------
                                                                2004              2005
                                                          -----------------------------------

                                                          -----------------------------------
Net income (loss)                                                $ (875,000)       $ 455,000
                                                          ===================================


Weighted average number of common                                19,240,047       22,299,939
  shares outstanding

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  warrants and options                                                    -        2,650,000
                                                          -----------------------------------
                                                                 19,240,047       24,949,939
                                                          ===================================


 Net income (loss) per share:
    Basic                                                           $ (0.05)          $ 0.02
                                                          ===================================

    Diluted                                                         $ (0.05)          $ 0.02
                                                          ===================================


Basic income (loss) per share of common stock is computed based on the average number of common shares outstanding during the period. Diluted EPS includes the potential conversion of warrants and convertible notes that are dilutive. Stock options are not considered in the diluted EPS calculation for those periods with net losses, as the impact of the potential common shares would be to decrease loss per share.